Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hennessy Advisors, Inc.:

We consent to the use of our report included herein and to the references to our firm under the headings “Selected Financial Data” and “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

September 1, 2005